SIMAT, HELLIESEN & EICHNER, INC.
90 Park Avenue
New York, NY 10016

May 22, 2006

CONTINENTAL AIRLINES, INC.
1600 Smith Street
Houston, TX 77002

Re:	Preliminary Prospectus Supplement, dated May 24, 2006, to the Prospectus dated April 10, 2006, included in Registration Statement No. 333-133187 of Continental Airlines, Inc.

Ladies and Gentlemen:

We consent to the use of the report, dated as of February 16, 2006, prepared by us with respect to the spare parts referred to in the Preliminary Prospectus Supplement referred to above, to the summary of such report in the text under the headings “Prospectus Supplement Summary—Collateral”, “Risk Factors—Risk Factors Relating to the Certificates and the Offering—Appraisal and Realizable Value of Collateral” and “Description of the Appraisal” in such Preliminary Prospectus Supplement and to the references to our name under the headings “Prospectus Supplement Summary—Collateral”, “Risk Factors—Risk Factors Relating to the Certificates and the Offering—Appraisal and Realizable Value of Collateral”, “Description of the Appraisal” and “Experts” in such Preliminary Prospectus Supplement. We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

Sincerely,
SIMAT, HELLIESEN & EICHNER, INC.
/s/ Clive G. Medland
Name: Clive G. Medland
Title: Senior Vice President